Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

CAPITALWORKS EMERGING MARKETS ACQUISITION CORP.,
as SPAC,

CEMAC SPONSOR LP,

in the capacity as the SPAC Representative,

LEXASURE FINANCIAL GROUP LIMITED,
as the Company,

IAN LIM TECK SOON,

in the capacity as the Seller Representative,

LEXASURE FINANCIAL HOLDINGS CORP.,
as Pubco,

CEMAC MERGER SUB INC.,
 as SPAC Merger Sub,

and

LEXASURE MERGER SUB INC.,
as Company Merger Sub,

Dated as of March 1, 2023

TABLE OF CONTENTS

Page

I. MERGERS	3
1.1. SPAC Merger	3
1.2. Company Merger	3
1.3. Effective Time	3
1.4. Effect of the Mergers	3
1.5. Organizational Documents of Surviving Subsidiaries	4
1.6. Directors and Officers of the Surviving Subsidiaries	4
1.7. Amended Pubco Organizational Documents	4
1.8. Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub	4
1.9. Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub	6
1.10. Effect of Mergers on Outstanding Securities of Pubco	6
1.11. Merger Consideration for Company Security Holders	6
1.12. Closing Calculations	7
1.13. Earnout	7
1.14. Surrender of Company Securities and Disbursement of Merger Consideration	9
1.15. U.S. Federal Income Tax Consequences	11
1.16. Taking of Necessary Action; Further Action	11

II. CLOSING	11
2.1. Closing	11

III. representations and warranties of SPAC	11
3.1. Organization and Standing	11
3.2. Authorization; Binding Agreement	11
3.3. Governmental Approvals	12
3.4. Non-Contravention	12
3.5. Capitalization	13
3.6. SEC Filings and SPAC Financials	13
3.7. Absence of Certain Changes	15
3.8. Compliance with Laws	15
3.9. Actions; Orders; Permits	15
3.10. Taxes and Returns	15
3.11. Employees and Employee Benefit Plans	16
3.12. Properties	16
3.13. Material Contracts	16
3.14. Transactions with Affiliates	17
3.15. Business Activities	17
3.16. Investment Company Act	17
3.17. Finders and Brokers	17
3.18. Certain Business Practices	17
3.19. Insurance	17
3.20. Information Supplied	18
3.21. Trust Account	18
3.22. Independent Investigation	19
3.23. No Other Representations	19

i

Article IV. representations and warranties of pubco	19
4.1.Organization and Standing	19
4.2. Authorization; Binding Agreement	20
4.3. Governmental Approvals	20
4.4. Non-Contravention	20
4.5. Capitalization	21
4.6. Ownership of Merger Consideration Shares	21
4.7. Pubco and Merger Sub Activities	21
4.8. Finder and Brokers	21
4.9.Investment Company Act	21
4.10. Information Supplied	21
4.11. Independent Investigation	22
4.12. No Other Representations	22

Article V. representations and warranties of THE COMPANY	23
5.1. Organization and Standing	23
5.2. Authorization; Binding Agreement	23
5.3. Capitalization	23
5.4. Subsidiaries	24
5.5. Governmental Approvals	25
5.6. Non-Contravention	25
5.7. Financial Statements	25
5.8. Absence of Certain Changes	27
5.9. Compliance with Laws	27
5.10. Company Permits	27
5.11. Litigation	27
5.12. Material Contracts	28
5.13. Intellectual Property	29
5.14. Taxes and Returns	31
5.15. Real Property	33
5.16. Personal Property	34
5.17. Title to and Sufficiency of Assets	34
5.18. Employee Matters	34
5.19. Benefit Plans	36
5.20. Environmental Matters	37
5.21. Transactions with Related Persons	38
5.22. Business Insurance	38
5.23. Top Customers and Suppliers	38
5.24 Certain Business Practices	39
5.25 Insurance and Reinsurance Company Matters	39
5.26 Investment Company Act	40
5.27. Finders and Brokers	41
5.28. Information Supplied	41
5.29. Independent Investigation	41
5.30. No Other Representations	41

VI. COVENANTS	42
6.1. Access and Information	42
6.2. Conduct of Business of the Company, Pubco and the Merger Subs	43
6.3. Conduct of Business of SPAC	45
6.4. Financial Statements	48
6.5. SPAC Public Filings	48
6.6. No Solicitation	48
6.7. No Trading	49
6.8. Notification of Certain Matters	50
6.9. Efforts	50
6.10. Further Assurances	51
6.11. The Registration Statement	52
6.12. Required Company Shareholder Approval	54
6.13. Public Announcements	54
6.14. Confidential Information	55
6.15. Post-Closing Board of Directors and Executive Officers	56
6.16. Indemnification of Directors and Officers; Tail Insurance	56
6.17. Trust Account Proceeds	57
6.18. Transaction Financing	57
6.19. Employment Agreements	57

Article VII. Closing conditions	58
7.1. Conditions of Each Party’s Obligations	58
7.2. Conditions to Obligations of the Company, Pubco and the Merger Subs	59
7.3. Conditions to Obligations of SPAC	60
7.4. Frustration of Conditions	62

VIII. TERMINATION AND EXPENSES	62
8.1. Termination	62
8.2. Effect of Termination	64
8.3. Fees and Expenses	64
8.4. Termination Fee	64

IX. WAIVERs AND RELEASES	65
9.1. Waiver of Claims Against Trust	65

x. MISCELLANEOUS	66
10.1. Survival	66
10.2. Non-Recourse	66
10.3. Notices	66
10.4. Binding Effect; Assignment	67
10.5. Third Parties	67
10.6. Arbitration	68
10.7. Governing Law; Jurisdiction	68
10.8. WAIVER OF JURY TRIAL	69
10.9. Specific Performance	69
10.10. Severability	69
10.11. Amendment	69
10.12. Waiver	69
10.13. Entire Agreement	70
10.14. Interpretation	70
10.15. Counterparts	71
10.16. Legal Representation	71
10.17. SPAC Representative	72
10.18. Seller Representative	73

XI DEFINITIONS	75
11.1. Certain Definitions	75
11.2. Section References	85

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Sponsor Letter Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 1, 2023, by and among (i) Capitalworks Emerging Markets Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) CEMAC Sponsor LP, a Cayman Islands exempted limited partnership, in the capacity as the representative from and after the Effective Time (as defined below) for the shareholders of SPAC and Pubco (other than the Company Shareholders (as defined below) as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), (iii) Lexasure Financial Group Limited, a Cayman Islands exempted company limited by shares (the “Company”), (iv) Ian Lim Teck Soon, in the capacity as the representative from and after the Effective Time for the Company Shareholders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative” and each of the SPAC Representative and the Seller Representative, a “Representative Party”), (v) Lexasure Financial Holdings Corp., a Cayman Islands exempted company limited by shares (“Pubco”), (iii) CEMAC Merger Sub Inc., a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (iv) Lexasure Merger Sub Inc., a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of Pubco (“Company Merger Sub”, and together with SPAC Merger Sub, the “Merger Subs”). SPAC, Pubco, the Merger Subs, the Company, the SPAC Representative and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company is indirectly through its licensed subsidiaries engaged in the business of providing reinsurance, digital reinsurance, including reinsurance-as-a-service (RaaS), and other insurance-based forms of risk transfer solutions to insurance companies, corporate clients, the public sector and policyholders in Southeast Asia and the Cayman Islands;

WHEREAS, Pubco is a newly-incorporated Cayman Islands exempted company limited by shares that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, SPAC Merger Sub is a newly-incorporated Cayman Islands exempted company limited by shares that is wholly-owned by Pubco and Company Merger Sub is a newly-incorporated Cayman Islands exempted company limited by shares that is wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares (as defined below), and (ii) all Company Convertible Securities (as defined below) will be terminated; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable law;

WHEREAS, on the date hereof, SPAC has received voting agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain Company Shareholders;

WHEREAS, simultaneously with, or within five (5) Business Days after, the execution and delivery of this Agreement, (a) the Company Security Holders that are officers, directors or holders of five percent (5%) or more of the Company Ordinary Shares (“Lock-Up Holders”) have entered or shall enter into lock-up agreements with SPAC, Pubco and the SPAC Representative, in the form attached hereto as Exhibit B (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing; and (b) the Company Security Holders that are officers or directors of the Company (“Non-Competition Holders”) have entered or shall enter into non-competition and non-solicitation agreements in favor of Pubco, SPAC, the Company and each of the other Covered Parties (as defined therein), in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective as of the Closing;

WHEREAS, SPAC is a party to a Forward Purchase Agreement with Camber Base, LLC (the “Forward Purchase Investor”) which has been amended as of the date hereof (as amended, the “Forward Purchase Agreement”) pursuant to which the Forward Purchase Investor or its subsidiary or affiliate the right, but not the obligation (with the election to exercise such right to be made prior to the effectiveness of the Registration Statement (as defined below)), to purchase from SPAC in a private placement up to, but in any case no more than, $20.0 million of units of SPAC (the “SPAC Forward Purchase Units”), consisting of one (1) SPAC Class A Ordinary Share and one-half (½) of a warrant to purchase SPAC Class A Ordinary Shares that are identical to SPAC Public Warrants (“SPAC Forward Purchase Warrants”) for $10.00 per SPAC Forward Purchase Unit;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor (as defined below), has entered into a letter agreement with Pubco and the Seller Representative, a copy of which is attached as Exhibit D hereto (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to collaborate with the Company to raise at least Twenty Million U.S. Dollars ($20,000,000) in financing, and that if the Closing occurs and less than $20,000,000 in financing is raised by SPAC, Pubco or the Company prior to the later of the Closing and December 31, 2023 (including funds remaining in the Trust Account after giving effect to the Closing Redemption), the Sponsor will transfer 500,000 of its SPAC Class B Ordinary Shares (or Pubco Ordinary Shares issued in exchange therefor) to the Company Shareholders effective as of the later of the Closing or December 31, 2023;

WHEREAS, the boards of directors of SPAC, the Company, Pubco and the Merger Subs each have (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and equity holders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1            SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary).

1.2            Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, the Company and the Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company in the Company Merger. The Company, as the surviving company following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary), and together with the SPAC Surviving Subsidiary, the “Surviving Subsidiaries”.

1.3            Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, and (b) cause the Company Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “Company Plan of Merger” and together with the SPAC Plan of Merger, the “Plans of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, with each of the Mergers to be consummated and effective simultaneously (or as close to simultaneously as possible) on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC, upon the issue of the respective certificates of merger by the Cayman Islands Registrar (together the “Merger Certificates” and each a “Merger Certificate”) and specified in each of the Merger Certificates (the “Effective Time”).

1.4            Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Merger Certificates and the applicable provisions of the Cayman Islands Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Subsidiaries shall continue their respective existences as wholly-owned Subsidiaries of Pubco.

1.5            Organizational Documents of Surviving Subsidiaries. At the Effective Time, (a) the Organizational Documents of SPAC Merger Sub shall become the Organizational Documents of SPAC Surviving Subsidiary, respectively, and (b) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such Organizational Documents shall be “Lexasure Financial Group Limited”.

1.6            Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be the board of directors and executive officers of Pubco, after giving effect to Section 6.15, each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7            Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Amended Pubco Organizational Documents”), which form, among other matters, shall (i) provide for the size and structure of the Post-Closing Pubco Board in accordance with Section 6.15 hereof, and (ii) be otherwise appropriate for a public company listed on the Nasdaq.

1.8            Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)             SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (½) of a SPAC Public Warrant in accordance with the terms of the SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below. Each SPAC Forward Purchase Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (½) of a SPAC Forward Purchase Warrant in accordance with the terms of the SPAC Forward Purchase Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b)             SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.8(d) below) shall automatically be converted into the right to receive one Pubco Ordinary Share, following which all such SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(c)             SPAC Preference Shares. Each SPAC Preference Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.8(d) below), if any, shall be automatically converted into the right to receive one Pubco Preference Share, following which all such shares of SPAC Preference Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(d)             Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e)             SPAC Warrants. Each outstanding (i) SPAC Public Warrant and SPAC Forward Purchase Warrant outstanding immediately prior to the Effective Time shall be converted into the right to receive one Pubco Public Warrant and (ii) each SPAC Private Warrant outstanding immediately prior to the Effective Time shall be converted into the right to receive one Pubco Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of SPAC Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(f)              SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary.

(g)             Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(h)             No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the SPAC Surviving Subsidiary, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)              Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

(j)              Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.8; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9            Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)             Company Ordinary Shares. Subject to clause (b) below, all Company Ordinary Shares issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration (and any Earnout Shares after the closing in accordance with Section 1.13), with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration (and its Pro Rata Share of any Earnout Shares after the Closing in accordance with Section 1.13), without interest, upon delivery of the Transmittal Documents in accordance with Section 1.14). As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b)            Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)             Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time into Company Ordinary Shares shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Ordinary Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(d)            Company Merger Sub Shares. All of the shares of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

1.10          Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11          Merger Consideration for Company Security Holders. The aggregate consideration to be paid to Company Security Holders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount, expressed in U.S. Dollars, equal to (a) Two Hundred and Fifty Million U.S. Dollars ($250,000,000) plus (b) the Interim Investment Amount. The Merger Consideration will be paid in the form of Pubco Ordinary Shares, each valued at the Redemption Price. Each Company Shareholder will receive for each Company Ordinary Share held (but excluding any Company Securities described in Section 1.9(b)) an amount equal to the Per Share Price, which will be paid in the form of Pubco Ordinary Shares, with each Pubco Ordinary Share valued at the Redemption Price. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Ordinary Shares as of the Effective Time. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Shareholders shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.13 are satisfied.

1.12          Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Per Share Price and the Interim Investment Amount, each in reasonable detail. Promptly upon delivering the Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Closing Statement and the Company will consider in good faith SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 1.12, shall be the final determinations with respect to the amounts set forth therein.

1.13          Earnout.

(a)            From and after the Closing, subject to the terms and conditions set forth herein, the Company Shareholders shall have the contingent right to receive up to an additional five million (5,000,000) Pubco Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), with each Company Shareholder receiving its Pro Rata Share of such Earnout Shares, as additional consideration based on Pubco, the Company and their respective Subsidiaries achieving certain Adjusted Net Income milestones for the fiscal years ended June 30, 2023 and June 30, 2024 (each such fiscal year, an “Earnout Year”). The Company Shareholders shall be entitled to receive Earnout Shares (and their right to receive such Earnout Shares shall vest and become due and issuable) upon the following circumstances (the “Earnout Milestones”):

(i)              two million five hundred thousand (2,500,000) Earnout Shares shall vest and become due and issuable in the event that the Adjusted Net Income for the fiscal year ended June 30, 2023 is at least Eighteen Million U.S. Dollars ($18,000,000) based on the PCAOB audited consolidated financial statements of the Lexasure Companies for such fiscal year then ended that are filed with the SEC, and

(ii)             two million five hundred thousand (2,500,000) Earnout Shares shall vest and become due and issuable in the event that the Adjusted Net Income for the fiscal years ended June 30, 2023 and June 30, 2024 combined are in the aggregate at least Forty-One Million U.S. Dollars ($41,000,000) based on the PCAOB audited consolidated financial statements of the Lexasure Companies and/or Pubco and its Subsidiaries (including the Lexasure Companies) for such fiscal years then ended that are filed with the SEC.

In the event that an applicable Earnout Milestone is not met during the applicable Earnout Year(s), the Company Shareholders shall not be entitled to receive any of the Earnout Shares for such Earnout Milestone.

(b)            As soon as practicable (but in any event within forty-five (45) days) after the filing by Pubco with the SEC of the consolidated PCAOB audited financial statements for the Lexasure Companies and/or Pubco and its Subsidiaries (including the Lexasure Companies) for each Earnout Year, Pubco’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Representative Parties a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Agreement of the Adjusted Net Income for such Earnout Year and whether an Earnout Milestone has been satisfied for such Earnout Year (including with respect to the second Earnout Year, on a cumulative basis with the Adjusted Net Income for the first Earnout Year). Each Representative Party will have thirty (30) days after its receipt of an Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related personnel and advisors of Pubco, the Lexasure Companies and their respective Subsidiaries regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco, the Lexasure Companies and their respective Subsidiaries shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the applicable Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the determination of the Adjusted Net Income (and whether the Earnout Milestone has been satisfied for such Earnout Year (including with respect to the second Earnout Year, on a cumulative basis with the Adjusted Net Income for the first Earnout Year)) as set forth therein. If such written statement is delivered by a Representative Party within such thirty (30) day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.13(c).

(c)             If a dispute with respect to an Earnout Statement is submitted in accordance with Section 1.13(b) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.13(c). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Pubco. The Independent Expert will determine only those issues still in dispute with respect to such Earnout Statement as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Representative Parties to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Representative Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.13. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)            If there is a final determination in accordance with this Section 1.13 that the Company Shareholders are entitled to receive the Earnout Shares for having achieved an Earnout Milestone, the Earnout Shares for such Earnout Milestone will be due upon such final determination and Pubco will deliver such shares to the Company Shareholders within ten (10) Business Days thereafter, with each Company Shareholder receiving its Pro Rata Share of such Earnout Shares. Notwithstanding anything to the contrary contained in this Section 1.13, in the event that there is a final determination prior to the Closing that an Earnout Milestone has been achieved, Pubco shall not deliver the Earnout Shares for such Earnout Milestone until the Closing (and its obligations hereunder to deliver such Earnout Shares shall be contingent upon the Closing occurring).

(e)             Following the Closing, Pubco, the Company and their respective Subsidiaries will be entitled to operate their respective businesses based upon their respective business requirements (subject to the other provisions of this Agreement). Each of Pubco, the Company and their respective Subsidiaries will be permitted, following the Closing, to make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their business, including actions that may have an impact on, the Adjusted Net Income and the ability of the Company Shareholders to earn the Earnout Shares, and the Company Shareholders will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions (nor, for the avoidance of doubt, shall they have any claims with respect to any such decisions made prior to the Closing). Notwithstanding the foregoing, following the Closing, Pubco shall not, and shall cause its Subsidiaries, including the Lexasure Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

1.14          Surrender of Company Securities and Disbursement of Merger Consideration.

(a)             At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal, in a form to be mutually agreed by SPAC and the Company, each acting reasonably (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates representing Company Ordinary Shares (“Company Certificates”) in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for the purpose of exchanging Company Certificates.

(b)             Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.11 in respect of the Company Ordinary Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by Pubco or SPAC. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c)             If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Ordinary Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to a Lock-Up Agreement, and the Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC or Pubco and (iv) the Person requesting such delivery shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d)             Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or any Surviving Subsidiary with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.14(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)             After the Effective Time, there shall be no further registration of transfers of Company Ordinary Shares. If, after the Effective Time, Company Certificates are presented to Pubco or a Surviving Subsidiary, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.14. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the Pubco Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f)              All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Shareholder who has not exchanged its Company Ordinary Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.14 shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Ordinary Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)             Notwithstanding anything to the contrary contained in this Agreement, no fraction of a Pubco Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.15          U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.16          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1            Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and Pubco on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Standing. SPAC is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2           Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3           Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.4           Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.5           Capitalization.

(a)             The authorized share capital of SPAC is $55,500, divided into 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b)            Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c)             All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d)            Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

3.6           SEC Filings and SPAC Financials.

(a)             SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the SPAC Financials (defined below) or the SEC Reports) to (A) the SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that was or may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors, (C) the FPA Accounting Restatement or (D) the SPAC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (D), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the SPAC Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)             The SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.

(c)             The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)             Except for any SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)            Except for any SEC SPAC Accounting Changes, and except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K.

3.7           Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Lexasure Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect.

3.8           Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9           Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action of any nature to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10          Taxes and Returns.

(a)             SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)             Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11          Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12          Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13          Material Contracts.

(a)             Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14          Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof.

3.15          Business Activities. Since its IPO, the SPAC has not conducted any business activities other than activities directed toward completing a Business Combination.

3.16          Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.17          Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Lexasure Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.18          Certain Business Practices.

(a)            Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b)            The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)             None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19          Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.20          Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco or any of their respective Affiliates.

3.21          Trust Account. As of the date hereof, there is at least $239,475,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. The SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of the SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the SPAC’s Organizational Documents.

3.22         Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Lexasure Companies, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Lexasure Companies, Pubco and the Merger Subs for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Pubco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco or the Merger Subs for the Registration Statement; and (b) none of the Company, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to the Lexasure Companies, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.23          No Other Representations. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to the SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by the SPAC or any of its Representatives. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Lexasure Companies, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Lexasure Companies, Pubco or any of their respective Representatives by any Representative of the SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of the SPAC.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the SPAC and the Company, as of the date hereof and as of the Closing, as follows:

4.1            Organization and Standing. Pubco is duly formed as an exempted company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC Merger Sub is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and Company Merger Sub is duly incorporated as an exempted company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor either Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization; Binding Agreement. Subject to adoption of the Amended Pubco Organizational Documents, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Merger Subs and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Organizational Documents), on the part of Pubco or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or a Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3           Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or a Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including the Amended Pubco Organizational Documents, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.4            Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.5           Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which 1,000 Pubco Ordinary Shares are issued and outstanding, all of which are owned by Ian Lim Teck Soon, (ii) SPAC Merger Sub is authorized to issue 500,000,000 ordinary shares, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco, and (iii) Company Merger Sub is authorized to issue 500,000,000 ordinary shares, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Transactions, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

4.6            Ownership of Merger Consideration Shares. All Pubco Ordinary Shares to be issued and delivered to the Company Shareholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Shareholder, and the issuance and sale of such Pubco Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7            Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8            Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Lexasure Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or a Merger Sub.

4.9            Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

4.10          Information Supplied. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor either Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Lexasure Companies or any of their respective Affiliates.

4.11          Independent Investigation. Each of Pubco and the Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Lexasure Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Lexasure Companies and SPAC for such purpose. Each of Pubco and the Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or a Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Lexasure Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to Pubco or a Merger Sub pursuant hereto.

4.12          No Other Representations. Except for the representations and warranties expressly made by Pubco in this Article IV or as expressly set forth in an Ancillary Document, neither Pubco nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of Pubco or the Merger Subs or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and Pubco and the Merger Subs each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, a Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco in this Article IV or in an Ancillary Document, Pubco hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, the Lexasure Companies or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, the Lexasure Companies or any of their respective Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and Pubco, as of the date hereof and as of the Closing, as follows:

5.1            Organization and Standing. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Lexasure Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Lexasure Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Lexasure Company is qualified to conduct business and all names other than its legal name under which any Lexasure Company does business. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Lexasure Company, each as amended to date and as currently in effect. No Lexasure Company is in violation of any provision of its Organizational Documents in any material respect.

5.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval and the Regulatory Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the Cayman Islands Company Act, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Transactions contemplated are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Transactions in accordance with the Cayman Islands Companies Act, (iii) directed that this Agreement and the Transactions be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement and the Transactions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect.

5.3            Capitalization.

(a)            The Company is authorized to issue 5,000,000 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of 2,000,000 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Prior to giving effect to the Transactions, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company, including the number and class or series (as applicable) of shares, are set forth on Schedule 5.3(a) , along with the beneficial and record owners thereof, all of which Company Ordinary Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)             There are no Company Convertible Securities (including any options or similar rights to acquire equity securities of the Company) or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(a), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)             Except as disclosed in the Company Financials or as set forth on Schedule 5.3(c), since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4           Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Lexasure Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except to the extent limited by the Cayman Islands Monetary Authority, no Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Lexasure Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 5.4, no Lexasure Company is a participant in any joint venture, partnership or similar arrangement. Other than as disclosed in Schedule 5.4, there are no outstanding contractual obligations of a Lexasure Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5            Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Lexasure Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) the Regulatory Approvals (b) such filings as expressly contemplated by this Agreement, (c) pursuant to Antitrust Laws and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Lexasure Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.6           Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Lexasure Company, as applicable) of this Agreement and each Ancillary Document to which any Lexasure Company is or is required to be a party or otherwise bound, and the consummation by any Lexasure Company of the transactions contemplated hereby and thereby and compliance by any Lexasure Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Lexasure Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Lexasure Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Lexasure Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Lexasure Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Lexasure Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.7            Financial Statements.

(a)             As used herein, the term “Company Financials” means (i) when delivered in accordance with Section 6.4(a), the PCAOB Company Financials, (ii) the draft consolidated audited financial statements of the Lexasure Companies (including, in each case, any related notes thereto), consisting of the draft consolidated audited balance sheets of the Lexasure Companies as of June 30, 2022 and June 30, 2021, and the related draft consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Draft Annual Company Financials”), and (iii) the draft consolidated financial statements of the Lexasure Companies, consisting of the draft consolidated balance sheet of the Lexasure Companies as of September 30, 2022 (the “Interim Balance Sheet Date”), and the related draft consolidated income statement, changes in shareholder equity and statement of cash flows for the three (3) months then ended (the “Draft Quarterly Company Financials”, and together with the Draft Annual Company Financials, the “Draft Company Financials”). The Company Financials (including the PCAOB Audited Company Financials when delivered) (i) accurately reflect the books and records of the Lexasure Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Lexasure Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Lexasure Companies for the periods indicated. No Lexasure Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)             The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, applied on a consistent basis with the past practices of the Company throughout the periods covered by the Company Financials. All of the financial books and records of the Lexasure Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Lexasure Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Lexasure Company. Since January 1, 2019, no Lexasure Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Lexasure Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Lexasure Company has engaged in questionable accounting or auditing practices.

(c)             The Lexasure Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 5.7(c). Except as disclosed on Schedule 5.7(c), no Indebtedness of any Lexasure Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Lexasure Company, or (iii) the ability of the Lexasure Companies to grant any Lien on their respective properties or assets.

(d)             Except as set forth on Schedule 5.7(d), no Lexasure Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)             All financial projections with respect to the Lexasure Companies that were delivered by or on behalf of the Company to SPAC or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believed to be reasonable at the time of their preparation.

(f)             All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Lexasure Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Lexasure Company arising from its business. Except as set forth on Schedule 5.7(f), none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

5.8            Absence of Certain Changes. Except as set forth on Schedule 5.8 or for actions expressly contemplated by this Agreement, since July 1, 2022, each Lexasure Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of SPAC.

5.9           Compliance with Laws. Except as set forth on Schedule 5.9, no Lexasure Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Lexasure Company received, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10          Company Permits. Each Lexasure Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Lexasure Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Lexasure Company is in violation in any material respect of the terms of any Company Permit, and no Lexasure Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11          Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Lexasure Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Lexasure Company must be related to the Lexasure Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adverse to the Lexasure Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Lexasure Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Lexasure Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12          Material Contracts.

(a)             Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Lexasure Company is a party or by which any Lexasure Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i)             contains covenants that limit the ability of any Lexasure Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)             involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)            involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Lexasure Company having an outstanding principal amount in excess of $250,000;

(v)             involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Lexasure Company or another Person;

(vi)            relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Lexasure Company, its business or material assets;

(vii)           by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Lexasure Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii)          is with any Top Customer or Top Vendor;

(ix)            obligates the Lexasure Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x)             is between any Lexasure Company and any directors, officers or employees of a Lexasure Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)            obligates the Lexasure Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii)           relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Lexasure Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)         provides another Person (other than another Lexasure Company or any manager, director or officer of any Lexasure Company) with a power of attorney;

(xiv)          relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Lexasure Company, other than Off-the-Shelf Software;

(xv)           that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi)          is otherwise material to any Lexasure Company and not described in clauses (i) through (xv) above.

(b)             Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Lexasure Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Lexasure Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Lexasure Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Lexasure Company, under such Company Material Contract; (v) no Lexasure Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Lexasure Company in any material respect; and (vi) no Lexasure Company has waived any rights under any such Company Material Contract.

5.13          Intellectual Property.

(a)             Schedule 5.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Lexasure Company or otherwise used or held for use by a Lexasure Company in which a Lexasure Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Lexasure Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Lexasure Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Lexasure Company, if any. Each Lexasure Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Lexasure Company, and previously used or licensed by such Lexasure Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Lexasure Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)             Each Lexasure Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Lexasure Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Lexasure Companies as presently conducted. Each Lexasure Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Lexasure Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Lexasure Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Lexasure Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Lexasure Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Lexasure Company is party to any Contract that requires a Lexasure Company to assign to any Person all of its rights in any Intellectual Property developed by a Lexasure Company under such Contract.

(c)             Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Lexasure Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Lexasure Company, if any. Each Lexasure Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Lexasure Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)            No Action is pending or, to the Company’s Knowledge, threatened against a Lexasure Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Lexasure Companies. No Lexasure Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Lexasure Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Lexasure Company is a party or its otherwise bound that (i) restrict the rights of a Lexasure Company to use, transfer, license or enforce any Intellectual Property owned by a Lexasure Company, (ii) restrict the conduct of the business of a Lexasure Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Lexasure Company. No Lexasure Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Lexasure Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Lexasure Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Lexasure Company (“Company IP”) in any material respect.

(e)             All employees and independent contractors of a Lexasure Company have assigned to the Lexasure Companies all Intellectual Property arising from the services performed for a Lexasure Company by such Persons. No current or former officers, employees or independent contractors of a Lexasure Company have claimed any ownership interest in any Intellectual Property owned by a Lexasure Company. To the Knowledge of the Company, there has been no violation of a Lexasure Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Lexasure Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Lexasure Company. To the Company’s Knowledge, none of the employees of any Lexasure Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Lexasure Companies, or that would materially conflict with the business of any Lexasure Company as presently conducted or contemplated to be conducted. Each Lexasure Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)             To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Lexasure Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Lexasure Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Lexasure Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)            The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Lexasure Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Lexasure Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Lexasure Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Lexasure Companies would otherwise be required to pay in the absence of such transactions.

5.14          Taxes and Returns. Except as set forth on Schedule 5.14:

(a)             Each Lexasure Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Lexasure Company has complied in all material respects with all applicable Laws relating to Tax.

(b)            There is no current pending or, to the Knowledge of the Company, threatened Action against a Lexasure Company by a Governmental Authority in a jurisdiction where the Lexasure Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)             No Lexasure Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Lexasure Company in respect of any Tax, and no Lexasure Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)             There are no Liens with respect to any Taxes upon any Lexasure Company’s assets, other than Permitted Liens.

(e)             Each Lexasure Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)              No Lexasure Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Lexasure Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)             No Lexasure Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)             No Lexasure Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i)              No Lexasure Company has any Liability for the Taxes of another Person (other than another Lexasure Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). Except as set forth in Schedule 5.14(i), no Lexasure Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Lexasure Company with respect to any period following the Closing Date.

(j)              No Lexasure Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

5.15          Real Property.

(a)             Schedule 5.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Lexasure Company for the operation of the business of a Lexasure Company (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Lexasure Company or any other party under any of the Company Real Property Leases, and no Lexasure Company has received notice of any such condition.

(b)             Schedule 5.15(b) sets forth a correct legal description, street address and tax parcel identification number of all real property in which any Lexasure Company has an ownership interest (the “Owned Real Property”). The Company has provided to SPAC accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Lexasure Companies acquired their respective interests in the Owned Real Property and (ii) all title reports, surveys, title policies, Encumbrances and appraisals available to the Lexasure Companies with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The Lexasure Companies have good and marketable fee simple title to the Owned Real Property.

(c)            Each applicable Lexasure Company is in peaceful and undisturbed possession of the Owned Real Property and Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Lexasure Company to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth in Schedule 5.15(c), no Lexasure Company has subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property or Leased Real Property, and no Lexasure Company has received notice, and the Company has no Knowledge, of any claim of any Person to the contrary.

(d)            Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. No part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict with the property rights and construction requirements of the Lexasure Companies. There is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or, to the Company’s Knowledge, threatened eminent domain or other public acquisition Proceeding that would result in the taking of all or any part of any Owned Real Property or Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used in the conduct of the businesses of the Lexasure Companies. The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and currently planned to be used by the Lexasure Companies and, to the Company’s Knowledge, have been maintained in accordance with normal industry practice.

5.16          Personal Property. Each item of Personal Property which is currently owned, used or leased by a Lexasure Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Lexasure Companies. The operation of each Lexasure Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Lexasure Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Lexasure Company The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Lexasure Company or any other party under any of the Company Personal Property Leases, and no Lexasure Company has received notice of any such condition.

5.17          Title to and Sufficiency of Assets. Except as set forth in Schedule 5.17, each Lexasure Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Lexasure Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Lexasure Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Lexasure Companies for use in the operation of the businesses of the Lexasure Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Lexasure Companies as currently conducted and as presently proposed to be conducted.

5.18          Employee Matters.

(a)             Except as set forth in Schedule 5.18(a), no Lexasure Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Lexasure Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Lexasure Company and Persons employed by or providing services as independent contractors to a Lexasure Company. No current officer or employee of a Lexasure Company has provided any Lexasure Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Lexasure Company.

(b)             Except as set forth in Schedule 5.18(b), each Lexasure Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Lexasure Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Lexasure Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)             Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees with a compensation of at least $100,000 per year of the Lexasure Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Lexasure Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2023. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Lexasure Company and each is employed “at will”, and (B) the Lexasure Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Lexasure Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Lexasure Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Lexasure Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d)             Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Lexasure Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Lexasure Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Lexasure Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Lexasure Company are bona fide independent contractors and not employees of a Lexasure Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Lexasure Company to pay severance or a termination fee.

5.19         Benefit Plans.

(a)           Set forth on Schedule 5.19(a) is a true and complete list of each Foreign Plan of a Lexasure Company (each, a “Company Benefit Plan”). No Lexasure Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)           With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Lexasure Company, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Lexasure Company has any outstanding Liability or obligation.

(c)           With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Lexasure Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)           To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)           The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Lexasure Company.

(f)            Except to the extent required by applicable Law, no Lexasure Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g)           All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Lexasure Company, Pubco, SPAC or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

5.20         Environmental Matters. Except as set forth in Schedule 5.20:

(a)           Each Lexasure Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)           No Lexasure Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Lexasure Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)           No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Lexasure Company or any assets of a Lexasure Company alleging either or both that a Lexasure Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)           No Lexasure Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Lexasure Company or any property currently or formerly owned, operated, or leased by any Lexasure Company or any property to which a Lexasure Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Lexasure Company incurring any material Environmental Liabilities.

(e)           There is no investigation of the business, operations, or currently owned, operated, or leased property of a Lexasure Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Lexasure Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)            To the Knowledge of the Company, there is not located at any of the properties of a Lexasure Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)           The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Lexasure Company.

5.21         Transactions with Related Persons. Except as set forth on Schedule 5.21, no Lexasure Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Lexasure Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Lexasure Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Lexasure Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Lexasure Company in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Lexasure Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Lexasure Company. The assets of the Lexasure Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Lexasure Companies do not include any payable or other obligation or commitment to any Related Person.

5.22         Business Insurance.

(a)           Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Lexasure Company relating to a Lexasure Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Lexasure Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Lexasure Company has any self-insurance or co-insurance programs. Since January 1, 2020, no Lexasure Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)           Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Lexasure Company since January 1, 2020. Each Lexasure Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Lexasure Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Lexasure Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23         Top Customers and Suppliers. Schedule 5.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on June 30, 2021 and (b) the period from July 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Lexasure Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Lexasure Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Lexasure Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Lexasure Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Lexasure Company or intends to stop, decrease or limit materially its products or services to any Lexasure Company or its usage or purchase of the products or services of any Lexasure Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Lexasure Company or seek to exercise any remedy against any Lexasure Company, (iv) no Lexasure Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Lexasure Company with any Top Vendor or Top Customer.

5.24         Certain Business Practices.

(a)           No Lexasure Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Lexasure Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Lexasure Company or assist any Lexasure Company in connection with any actual or proposed transaction.

(b)           The operations of each Lexasure Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Lexasure Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)           No Lexasure Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Lexasure Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Lexasure Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.25         Insurance and Reinsurance Company Matters.

(a)           Each Lexasure Company that is engaged in the business of insurance and/or reinsurance and subject to regulation by a Governmental Authority in connection therewith is set forth on Schedule 5.25(a) (each, a “Lexasure Insurer”).

(b)           Each Lexasure Insurer holds all material Permits which are necessary for the conduct or operation of its business as an insurance and/or reinsurance company (“Insurance Authorizations”). Each Lexasure Insurer is in compliance in all material respects with the terms of such Insurance Authorizations and all applicable insurance and reinsurance Laws and other Laws relating to the conduct or operation of an insurance and/or reinsurance company (“Insurance Laws”). To the Knowledge of the Company, no event has occurred since January 1, 2018 that would reasonably be expected to constitute a material default or material violation of any Insurance Authorizations. All of the material Insurance Authorizations are in full force and effect, and there are no Actions pending or, to the Knowledge of the Company, threatened that assert any material violation of any Insurance Authorizations or Insurance Laws or seek revocation, cancellation, suspension, limitation or adverse modification of any Insurance Authorizations and no written or, to the Knowledge of the Company, oral notice has been received by any Lexasure Insurer that a Lexasure Insurer is not in material compliance with, or has materially violated, any Insurance Authorizations or Insurance Laws or imposing any condition, limitation, modification, cancellation or termination of any Insurance Authorizations. Each Lexasure Insurer transacts the businesses of insurance and/or reinsurance only in those jurisdictions where it is authorized by the Laws of the relevant jurisdiction or where such authorization is not required.

(c)           Each Lexasure Insurer has adopted and implemented, in accordance with local law and practice, policies, procedures, trainings and programs reasonably designed to ensure that their respective directors, officers and employees are in material compliance with all applicable Insurance Laws.

(d)           Each Lexasure Insurer has filed all material reports, statements, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2018 and no material deficiencies have been asserted in writing by any Governmental Authority since January 1, 2018 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved or are no longer being pursued by such Governmental Authority. No Lexasure Insurer is subject to a pending or, to the Knowledge of the Company, threatened financial or market conduct examination or investigation by any Governmental Authority. Since January 1, 2018, no material fine or penalty has been imposed on any Lexasure Insurer by any Governmental Authority.

(e)           Each Lexasure Insurer has filed all annual and, where required, quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Governmental Authority of the jurisdiction in which it is domiciled and which is required by any Governmental Authority on forms prescribed and permitted by such authority (the foregoing, collectively, “Lexasure Insurer Financials”). The Company has provided to SPAC true and complete copies of (i) all such Lexasure Insurer Financials as filed with a Governmental Authority for each Lexasure Insurer for the periods beginning January 1, 2018, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Governmental Authority, and (ii) all examination reports of any Governmental Authority received by a Lexasure Insurer on or after January 1, 2018 in connection with any Lexasure Insurer Financials. Each of the Lexasure Insurer Financials, including the notes thereto, was prepared in conformity with accounting practices prescribed or permitted by the applicable Governmental Authority, in each case, consistently applied for the periods covered thereby and present fairly the financial position of the relevant Lexasure Insurer as at the respective dates thereof in the operation of such Lexasure Insurer for the respective periods then ended. All such Lexasure Insurer Financials complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Authority with respect to any Lexasure Insurer Financials.

(f)            All policies, binders, slips, certificates and other agreements of insurance and/or reinsurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Lexasure Insurer and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and rates approved by the Governmental Authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection.

5.26         Investment Company Act. No Lexasure Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.27         Finders and Brokers. Except as set forth in Schedule 5.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Lexasure Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Lexasure Company.

5.28         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.29         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, Pubco and the Merger Subs for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC and Pubco set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC, Pubco or a Merger Sub for the Registration Statement; and (b) none of SPAC, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to SPAC, Pubco or either Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

5.30         No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Lexasure Companies or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, Pubco or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Lexasure Companies.

Article VI
COVENANTS

6.1           Access and Information.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Lexasure Companies, Pubco or Merger Subs as SPAC or its Representatives may reasonably request regarding the Lexasure Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)), including each of the matters, documents and/or information set forth on Schedule 8.1(k), and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Lexasure Companies, Pubco or the Merger Subs.

(b)           During the Interim Period, subject to Section 6.14, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives or Governmental Authorities may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company, Pubco, the Merger Subs and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

6.2           Conduct of Business of the Company, Pubco and the Merger Subs.

(a)           Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Lexasure Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)           Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs each shall not, and each shall cause its Subsidiaries not to:

(i)              amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)             authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that the Company may continue to seek to raise additional pre-Closing equity funding and, so long as such equity funding (A) does not reflect more than a ten percent (10%) discount to the valuation of the Company on which the Merger Consideration is based (for the avoidance of doubt, excluding any Earnout Shares) and (B) will be for Company Ordinary Shares or Company Convertible Securities that are required to be converted into Company Ordinary Shares prior to the Closing, such equity funding shall not be subject to the prior written consent of SPAC;

(iii)           split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)           incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v)            increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)           make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii)          transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)         terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)             establish any Subsidiary or enter into any new line of business. Notwithstanding the foregoing, the Company, Pubco and the Merger Subs each may establish Subsidiaries or enter into new lines of insurance business related to the following: Auto (including usage-based), Marine Cargo, Protection and Indemnity (P&I), Lifestyle (Personal Accident), Life, and Home insurance, consistent with business plans that have been disclosed to SPAC prior to the date hereof;

(xi)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)           revalue any of its material assets (other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting with such Party’s outside auditors;

(xiii)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), other than in the ordinary course of business consistent with past practice, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)           acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)          make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)       voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)           enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or a Merger Sub;

(xxi)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)         accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)        enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)        authorize or agree to do any of the foregoing actions.

6.3           Conduct of Business of SPAC.

(a)           Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b)          Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i)              amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)             authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)           split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)           incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional Indebtedness during the Interim Period of $1,500,000 and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account for (x) an automatic extension right in accordance with SPAC’s Organizational Documents or (y) to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”);

(v)           make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi)           amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii)          terminate, waive or assign any material right under any SPAC Material Contract;

(viii)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)             fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the SPAC’s outside auditors;

(xii)           waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)          make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)       enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)           authorize or agree to do any of the foregoing actions.

(c)           For the avoidance of doubt, Pubco shall be permitted to issue Pubco Ordinary Shares in connection with the Closing in satisfaction and payment of Expenses, where such Expenses may be paid other than in cash.

6.4           Financial Statements.

(a)           The Company shall deliver to SPAC and Pubco, (i) as promptly as reasonably practicable (but in no event later than forty-five (45) days) following the date of this Agreement, the audited consolidated financial statements of the Lexasure Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Lexasure Companies as of June 30, 2022 and June 30, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for each of these years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “PCAOB Audited Company Financials”), and (ii) as promptly as reasonably practicable (but in no event later than fifty (50) days) following the date of this Agreement, the Company prepared and PCAOB auditor reviewed financial statements, consisting of the unaudited consolidated balance sheets as of each of September 30, 2022 and December 30, 2022, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows of the Lexasure Companies for the three (3) months period and six (6) month period, respectively, then ended (and as of and for the same period from the previous fiscal year) (the “PCAOB Reviewed Quarterly Company Financials” and, together with the PCAOB Audited Company Financials, the “PCAOB Company Financials”). The Company shall cause such PCAOB Company Financials (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)           During the Interim Period, within forty (40) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Lexasure Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Lexasure Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Lexasure Companies that the Lexasure Companies’ certified public accountants may issue.

6.5           SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

6.6           No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs, the Seller Representative and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Lexasure Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Lexasure Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7           No Trading. The Company, Pubco, the Seller Representative and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Seller Representative and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8           Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9           Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)           As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. Subject to applicable Law, no Party shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigations or other inquiry in connection with the transactions contemplated hereby without, to the extent practicable, giving the other Party reasonable prior notice of the meeting. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)           Prior to the Closing, each Party shall use its commercially reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

6.10        Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11        The Registration Statement.

(a)           As promptly as practicable after the date hereof, SPAC and Pubco shall prepare with the assistance of the Company and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement pursuant to the Mergers to the holders of SPAC Securities and Companies Securities as of immediately prior to the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at a general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) to the extent required by Nasdaq, SPAC’s Organizational Documents or the Cayman Islands Companies Act, the issuance of any SPAC Securities in connection with the Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding SPAC Class A Ordinary Shares, (iii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Pubco Organizational Documents, (iv) the adoption and approval of a new Equity Incentive Plan for Pubco in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to eight percent (8%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.15 hereof, (vi) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions under applicable Law (the approvals described in foregoing clauses (i) through (vi), collectively, the “Shareholder Approval Matters”), and (vii) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b)           If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Shareholder Meeting. In connection with the Registration Statement, SPAC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Pubco with such information concerning the Lexasure Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)           SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC and, after the Closing, the SPAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders and the holders of SPAC Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(d)           SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)           As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, and shall use its reasonable efforts to (i) solicit from the SPAC Shareholders proxies in favor of the Required SPAC Shareholder Approval prior to such SPAC Shareholder Meeting, and (ii) obtain the Required SPAC Shareholder Approval at such SPAC Shareholder Meeting.

(f)            SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

(g)           In connection with the Registration Statement, each of SPAC and the Company shall, if requested in writing by BTIG, LLC (“BTIG”), SPAC’s capital markets advisor in connection with the Transaction, or any other financial advisor of SPAC with the prior approval of SPAC, cause the SPAC’s and Lexasure Companies’ respective independent registered public accounting firm(s) and counsel(s) to deliver to BTIG or such other financial advisor on such dates as reasonably requested by BTIG or such other financial advisor “comfort” letters and negative assurance statements in customary form and substances reasonably satisfactory to BTIG or such other financial advisor and their respective counsel; provided that BTIG shall deliver to such public accounting firm(s) documentation to permit such firms to render such comfort letters. Pubco hereby agrees that in connection with the Closing, it will enter into a written agreement with SPAC and BTIG, in form and substance reasonably acceptable to BTIG and SPAC, to assume, effective as of the Closing, all of the rights and obligations of SPAC under SPAC’s engagement letter with BTIG, dated as of November 27, 2022, as it may be amended.

6.12         Required Company Shareholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company will either (i) call a meeting of its shareholders in order to obtain the Required Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Shareholder Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its shareholders for the Required Company Shareholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

6.13         Public Announcements.

(a)           The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)           The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Representative Parties shall review, comment upon and approve (which approval shall not be unreasonably be withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14         Confidential Information.

(a)           The Company, Pubco, the Merger Subs and the Seller Representative agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, the Merger Subs and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b)           Each of SPAC and the SPAC Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC and the SPAC Representative shall, and each shall cause its Representatives to, promptly deliver to the Company or destroy (at the election of SPAC or the SPAC Representative, as applicable) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC, the SPAC Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.15         Post-Closing Board of Directors and Executive Officers.

(a)           The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person who is designated by the SPAC prior to the Closing; (ii) one (1) person that is designated by the Company prior to the Closing from among three (3) qualified director candidates recommended by SPAC to the Company prior to the Closing, who shall be required to qualify as an independent director under Nasdaq rules, and (iii) five (5) persons that are designated by the Company prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)           The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.16         Indemnification of Directors and Officers; Tail Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or either Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Pubco or a Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or a Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Pubco or a Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)           For the benefit of the directors and officers of SPAC, the Company, Pubco or either Merger Sub, SPAC or Pubco shall be permitted prior to the Effective Time to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

6.17         Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Pubco or SPAC from any Transaction Financing shall first be used to pay (i) SPAC’s accrued non-share Expenses, including SPAC’s deferred Expenses of the IPO and deferred advisor fees, (ii) any loans owed by SPAC to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, and (iii) related non-share Expenses incurred by the Company. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the Lexasure Companies for working capital and general corporate purposes. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

6.18         Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, SPAC shall use its commercially reasonable efforts to (and if requested by SPAC, Pubco shall) enter into additional financing agreements (any such agreements, “Additional Financing Agreements”, and together with the Forward Purchase Agreement, the “Financing Agreements”) on such terms as the SPAC and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed) (collectively, the “Transaction Financing”) and, if requested by the SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the SPAC in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or the SPAC, during the Interim Period the SPAC and Pubco shall not (i) reduce the committed investment amount to be received by the SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of the SPAC or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements. Without limiting the foregoing, SPAC, Pubco and the Company shall use their commercially reasonable efforts to meet the condition to the Closing set forth in Section 7.2(d); provided, that the foregoing shall not require the Sponsor to forfeit or transfer any direct or indirect interests in its SPAC Securities.

6.19         Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.19 to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, between each such individual and Pubco (or a Subsidiary thereof).

Article VII
CLOSING CONDITIONS

7.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a)           Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b)           Required Company Shareholder Approval. Either (i) the Company Shareholder Meeting shall have been held in accordance with the Cayman Islands Companies Act and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of its shareholder in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents, any shareholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Required Company Shareholder Approval”).

(c)           Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)           Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 7.1(d) (collectively, the “Regulatory Approvals”) shall have been obtained.

(e)           Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f)           No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)           Net Tangible Assets Test. Either (i) the SPAC shall have immediately prior to the Closing, after giving effect to the Closing Redemption and the Transaction Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Transactions and the Closing Redemption and the Transaction Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h)           Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.15.

(i)            Amended Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Pubco Organizational Documents.

(j)            Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(k)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

(l)            Nasdaq Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2           Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 7.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a)           Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b)           Agreements and Covenants. Each of SPAC and the SPAC Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d)           Minimum Cash Condition. Upon the Closing, SPAC and Pubco collectively shall have an aggregate amount of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption) and the proceeds of any Transaction Financing, at least sufficient to cover any Expenses of SPAC or the Company and any other Liabilities of SPAC, in each case due and payable in cash as of the Closing.

(e)           Certain Ancillary Documents. The Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f)            Closing Deliveries.

(i)              Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to SPAC.

(ii)            Secretary Certificate. SPAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii)           Good Standing. SPAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)           Registration Rights Agreement. The Company shall have received a copy of a registration rights agreement by and among SPAC, Pubco and the Company Shareholders party thereto, in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Registration Rights Agreement”), which will become effective as of the Closing, duly executed by SPAC.

(v)            Founder Registration Rights Agreement Amendment. The Company shall have received a copy of an amendment to the Founder Registration Rights Agreement by and among SPAC, Pubco, Sponsor and the other “Holder” parties to the Founder Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, which will become effective as of the Closing, duly executed by SPAC, Sponsor and any other “Holder” parties to the Founder Registration Rights Agreement required to effect such amendment under the terms of the Founder Registration Rights Agreement.

7.3           Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Company and Pubco set forth in this Agreement and in any certificate delivered by or on behalf of the Company or Pubco pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company or Pubco.

(b)           Agreements and Covenants. The Company, Pubco, the Merger Subs and the Seller Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d)           Certain Ancillary Documents. Each of the Non-Competition Agreements and Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)           Closing Deliveries.

(i)              Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c). Pubco shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to Pubco and the Merger Subs, as applicable.

(ii)            Secretary Certificates. The Company and Pubco shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii)           Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Lexasure Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Lexasure Company’s jurisdiction of organization and from each other jurisdiction in which the Lexasure Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and the Merger Subs’ jurisdiction of organization and from each other jurisdiction in which Pubco or a Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)           Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities have been either converted into Company Ordinary Shares prior to the Effective Time or terminated, without any consideration, payment or Liability therefor.

(v)            Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts set forth on Schedule 7.3(e)(v) involving any of the Lexasure Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the Lexasure Companies thereunder.

(vi)           Registration Rights Agreement. SPAC shall have received a copy of a Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably, which will become effective as of the Closing, duly executed by Pubco and each of the Company Shareholders party thereto.

(vii)          Founder Registration Rights Agreement Amendment. SPAC shall have received a copy of the Founder Registration Rights Agreement Amendment, in form and substance mutually agreed by the Company and SPAC, each acting reasonably, pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, which will become effective as of the Closing, duly executed by Pubco.

(viii)         Employment Agreements. SPAC shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.19, each such employment agreement duly executed by such person.

7.4          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)           by mutual written consent of SPAC and the Company;

(b)           by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 3, 2023 (the “Outside Date”) (provided, that if SPAC seeks and obtains an Extension (whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline) beyond SPAC’s current deadline to consummate a Business Combination of June 3, 2023, SPAC shall have the right by providing written notice thereof to the Company to extend the Outside Date for one or more an additional periods equal in the aggregate to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Extension (after giving effect to any additional automatic extension rights that SPAC may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an additional amendment to its Organizational Documents) and (iii) such period as determined by SPAC); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)           by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)           by written notice by the Company to SPAC, if (i) there has been a breach by SPAC or the SPAC Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, the Seller Representative Pubco or a Merger Sub is in material uncured breach of this Agreement;

(e)           by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco, a Merger Sub or the Seller Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC or the SPAC Representative is in material uncured breach of this Agreement;

(f)            by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g)           by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h)           by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(i)            by written notice by the Company to SPAC if the SPAC Class A Ordinary Shares have become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting;

(j)            by written notice by SPAC to the Company, (i) if the Company has not delivered the PCAOB Audited Company Financials to SPAC within forty-five (45) days after the date of this Agreement (provided that such termination right under this clause (i) may no longer be exercised by the SPAC after the Company has delivered to SPAC the PCAOB Audited Company Financials), (ii) if the Company has not delivered the PCAOB Reviewed Quarterly Company Financials to SPAC within fifty (50) days after the date of this Agreement (provided that such termination right under this clause (ii) may no longer be exercised by the SPAC after the Company has delivered to SPAC the PCAOB Reviewed Quarterly Company Financials), or (iii) if the Company has delivered the PCAOB Company Financials to SPAC, but the PCAOB Company Financials reflect a materially worse consolidated financial position of the Lexasure Companies as of the respective dates thereof or consolidated results of the operations or cash flows of the Lexasure Companies for the periods indicated therein than is reflected in the applicable Draft Company Financials for the comparable periods;

(k)           by written notice by SPAC to the Company at any time prior to the initial filing of the Registration Statement with the SEC if SPAC is not satisfied in its sole discretion with its continuing due diligence investigation of the matters, documents and/or information described in Schedule 8.1(k);

(l)            by written notice by SPAC to the Company at any time after the initial filing of the Registration Statement with the SEC, if the applicable Lexasure Insurers do not receive approval from the applicable Governmental Authorities to extend such Lexasure Insurers’ compliance with the Insurance Capital Adequacy Framework from July 1, 2023 to January 1, 2024; or

(m)          by written notice by SPAC to the Company, if the Company has not delivered to SPAC within five (5) Business Days after the date of this Agreement (i) Lock-Up Agreements duly executed by all Lock-Up Holders and Pubco and (ii) Non-Competition Agreements duly executed by all Non-Competition Holders, Pubco and the Company (provided that such termination right under this Section 8.1(m) may no longer be exercised by the SPAC after the Company has delivered to SPAC each of the items described in the foregoing clauses (i) and (ii)).

8.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3           Fees and Expenses. Subject to Sections 6.17 and 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, SPAC shall be solely responsible for all registration fees and expenses pursuant to the Registration Statement.

8.4           Termination Fee. Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by SPAC pursuant to Section 8.1(e) then the Company shall pay to SPAC a termination fee equal to One Million U.S. Dollars ($1,000,000) (such amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by SPAC within five (5) Business Days after SPAC delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which SPAC would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to SPAC, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of SPAC to seek specific performance or other injunctive relief in lieu of terminating this Agreement. For the avoidance of doubt, no Termination Fee shall be payable by the Company in the event that the SPAC terminates this Agreement pursuant to Section 8.1(k).

Article IX
WAIVERS AND RELEASES

9.1           Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco, the Merger Subs and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares (or Pubco Ordinary Shares upon the SPAC Merger) in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO (which will be automatically be extended for another three (3) months upon signing of this Agreement if the Closing has not occurred prior to such fifteen (15) month anniversary), and is subject to further extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco. the Merger Subs and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, the Merger Subs or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, the Merger Subs and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company, Pubco, the Merger Subs and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco, the Merger Subs and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Pubco, the Merger Subs or the Seller Representative or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Pubco, the Merger Subs and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, the Merger Subs or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco. the Merger Subs and the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1          Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.3          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:

Capitalworks Emerging Markets Acquisition Corp
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Roberta Brzezinski, Chief Executive Officer
Telephone No.: (646) 202-1838
E-mail: Roberta.B@capitalworksem.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn:       Douglas Ellenoff, Esq.
                Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail:   ellenoff@egsllp.com

mgray@egsllp.com

If to the SPAC Representative, to:

CEMAC Sponsor LP
190 Elgin Avenue
George Town, Grand Cayman, KY1-9008
Cayman Islands
Attn: Robert Oudhof
Telephone No.: +44 (0) 7781 112200
E-mail: Robert@capitalworksip.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn:       Douglas Ellenoff, Esq.
                Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail:   ellenoff@egsllp.com

mgray@egsllp.com

If to the Company at or prior to the Closing, to:

Lexasure Financial Group Limited
B-08-05 Gateway Corp. Suites, Gateway Kiaramas
No. 1 Jalan Desa Kiara, Mont Kiara
50480 Kuala Lumpur, Malaysia
Attn: Ian Lim Teck Soon
Telephone No: 603 6201 0491/0899
Facsimile No.: 603 6201 0481
E-mail: ian.lim@lexasure.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail:   andy.tucker@nelsonmullins.com

If to the Seller Representative, to:

Ian Lim Teck Soon
B-08-05 Gateway Corp. Suites, Gateway Kiaramas
No. 1 Jalan Desa Kiara, Mont Kiara
50480 Kuala Lumpur, Malaysia
Telephone No: 603 6201 0491/0899
Facsimile No.: 603 6201 0481
E-mail: ian.lim@lexasure.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail:   andy.tucker@nelsonmullins.com

If to Pubco or a Merger Sub at or prior to the Closing, to:

Lexasure Financial Holdings Corp.
B-08-05 Gateway Corp. Suites, Gateway Kiaramas
No. 1 Jalan Desa Kiara, Mont Kiara
50480 Kuala Lumpur, Malaysia
Attn: Ian Lim Teck Soon
Telephone No: 603 6201 0491/0899
Facsimile No.: 603 6201 0481
E-mail: ian.lim@lexasure.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail:   andy.tucker@nelsonmullins.com

If to Pubco or any Surviving Subsidiary after the Closing, to:

Lexasure Financial Holdings Corp.
B-08-05 Gateway Corp. Suites, Gateway Kiaramas
No. 1 Jalan Desa Kiara, Mont Kiara
50480 Kuala Lumpur, Malaysia
Attn: Ian Lim Teck Soon
Telephone No: 603 6201 0491/0899
Facsimile No.: 603 6201 0481
E-mail: ian.lim@lexasure.com

and

the SPAC Representative

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail:   andy.tucker@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:      Douglas Ellenoff, Esq.
                Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:    ellenoff@egsllp.com

mgray@egsllp.com

10.4          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco, the Company and the Representative Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5          Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.16 and of each of EGS, NMRS and the Sponsor under Section 10.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6          Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

10.7          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof provided that, for the avoidance of doubt, the statutory and fiduciary duties of the directors of the Parties and the Mergers shall in each case be governed by the Laws of the Cayman Islands. Subject to Sections 1.13 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.13 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9          Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco, the Company and the Representative Parties.

10.12       Waiver. Each of SPAC, the Company and Pubco on behalf of itself and its Affiliates, the SPAC Representative on behalf of itself and Pubco to the extent provided in this Agreement, and the Seller Representative on behalf of itself and the Company Shareholders to the extent provided in this Agreement, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or SPAC shall also require the prior written consent of the SPAC Representative.

10.13       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15       Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16        Legal Representation.

(a)           The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented SPAC, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, the SPAC Representative, the Sponsor and/or their respective Affiliates in connection with matters other than the Transactions, EGS will be permitted in the future, after the Closing, to represent the SPAC Representative, the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Merger Subs and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation after the Closing of one or more of the SPAC Representative, the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, the SPAC Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, the SPAC Representative and the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries or their respective Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)           The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“NMRS”) may have, prior to the Closing, jointly represented the Company, Pubco, the Merger Subs, the Seller Representative and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, NMRS will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Pubco or the Surviving Subsidiaries or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with NMRS’s future representation after the Closing of one or more of the Seller Representative, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by NMRS of the Company, Pubco, the Merger Subs, the Seller Representative, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Shareholders shall be deemed the clients of NMRS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Seller Representative and the Company Shareholders, and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.17        SPAC Representative.

(a)           Each of SPAC and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities and Pubco Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon the SPAC, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b)           The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and the SPAC shall jointly and severally indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Pubco and SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(c)            The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC, the Company and the Seller Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

10.18        Seller Representative.

(a)           Each Company Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Ian Lim Teck Soon, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.18 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)           Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Shareholders under any Seller Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to the Earnout Milestones pursuant to Section 1.13, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Shareholder shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The SPAC Representative, Pubco, SPAC, the Company shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Seller Representative (except for a notice under Section 10.18(c) of the replacement of the Seller Representative).

(c)            The Seller Representative will act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Shareholders, but the Seller Representative will not be responsible to the Company Shareholders for any Losses that any Company Shareholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Shareholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.18 shall survive the Closing and continue indefinitely.

(d)           If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and the SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XI
DEFINITIONS

11.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Lexasure Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted Net Income” means the consolidated net income before tax expense of (i), for periods prior to the Closing, the Lexasure Companies, and (ii), for periods from and after the Closing, of Pubco and its Subsidiaries (including the Lexasure Companies), in each case adding back (A) any Expenses and (B) the premiums paid by Pubco for its Directors and Officers’ insurance policy for the first year after the Closing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreements, the Lock-Up Agreements, the Non-Competition Agreements and the Sponsor Letter Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Employment Agreements, any Additional Financing Agreements, the Pubco Amended Organizational Documents, the Letters of Transmittal and the Pubco Equity Plan.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Lexasure Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration and Shareholder Rights Agreement, dated as of November 30, 2021, by and among SPAC, the Sponsor and the other “Holder” parties named therein.

“FPA Accounting Restatement” means the restatement of SPAC’s (i) audited balance sheet included in its Current Report on Form 8-K as of December 3, 2021, filed with the SEC on December 9, 2021 and (ii) unaudited interim financial statements included in its Quarterly Report on From 10-Q for the quarterly period ended December 31, 2021, filed with the SEC on February 14, 2022, in each case, to treat the Forward Purchase Agreement as a liability.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, independent industry regulator or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the regional office of the AAA covering New York City in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.13(c).

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.13(b) from the other Representative Party referring such dispute to the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Investment Amount” means an amount equal to the aggregate net proceeds actually received by the Company during the Interim Period in respect of investments in Company Securities.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of November 30, 2021, and filed with the SEC on December 2, 2021 (File No. 333-260513).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Lexasure Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, guideline, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lexasure Company” means each of the Company and its direct and indirect Subsidiaries.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) total number of issued and outstanding Company Ordinary Shares as of the Closing (including after giving effect to the conversion or exercise of any Company Convertible Securities prior to the Closing).

“Pro Rata Share” means with respect to each Seller, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares held by such Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Ordinary Shares as of the Closing.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.01 per share, of Pubco.

“Pubco Private Warrant” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants and the SPAC Forward Purchase Warrants.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each SPAC Class A Ordinary Share (or after the SPAC Merger, each Pubco Ordinary Share) is redeemed or converted pursuant to the Closing Redemption.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the Effective Time includes the memorandum and articles of association of the SPAC Surviving Company.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, a Merger Sub, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to the Company, Pubco, a Merger Sub, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Lexasure Companies.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Warrants” means the warrants issued in a private placement to the Sponsor by SPAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share per warrant at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Forward Purchase Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one redeemable SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants, SPAC Public Warrants and SPAC Forward Purchase Warrants, collectively.

“Sponsor” means CEMAC Sponsor LP, a Cayman Islands exempted limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 30, 2021, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

11.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	10.6
Accounts Receivable	5.7(f)
Acquisition Proposal	6.6(a)
Additional Financing Agreements	6.18
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Antitrust Laws	6.9(b)
BTIG	6.11(g)
Business Combination	9.1
CFO	1.13(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.13(b)
Closing Press Release	6.13(b)
Closing Redemption	6.11(a)
Closing Statement	1.12
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificates	1.14(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Permits	5.10
Company Personal Property Leases	5.16
Company Plan of Merger	1.3
Company Real Property Leases	5.15(a)
Company Registered IP	5.13(a)
Company Shareholder Meeting	6.12
Company Surviving Subsidiary	1.2
D&O Indemnified Persons	6.16(a)
D&O Tail Insurance	6.16(b)
Dispute	10.6
Draft Annual Company Financials	5.7(a)
Draft Company Financials	5.7(a)
Draft Quarterly Company Financials	5.7(a)
Earnout Milestones	1.13(a)
Earnout Shares	1.13(a)
Earnout Statement	1.13(b)
Earnout Year	1.13(a)
Effective Time	1.3
EGS	2.1
Employment Agreements	6.19
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Expenses	6.17
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Extension Redemption	3.5(b)
Federal Securities Laws	6.7
Financing Agreements	6.18
Forward Purchase Agreement	Recitals
Forward Purchase Investor	Recitals

Term	Section
Founder Registration Rights Agreement Amendment	7.2(f)(v)
Improvements	5.15(d)
Insurance Authorizations	5.25(b)
Insurance Laws	5.25(b)
Interim Balance Sheet Date	5.7(a)
Interim Period	6.1(a)
Leased Real Property	5.15(a)
Letter of Transmittal	1.14(a)
Lexasure Insurer	5.25(a)
Lexasure Insurer Financials	5.25(e)
Lock-Up Agreements	Recitals
Lock-Up Holders	Recitals
Lost Certificate Affidavit	1.14(d)
Merger Certificate(s)	1.3
Merger Consideration	1.11
Merger Subs	Preamble
Mergers	Recitals
NMRS	10.16(b)
Non-Competition Agreements	Recitals
Non-Competition Holders	Recitals
OFAC	3.18(c)
Off-the-Shelf Software	5.13(a)
Outbound IP License	5.13(c)
Outside Date	8.1(b)
Owned Real Property	5.15(b)
Party(ies)	Preamble
PCAOB Audited Company Financials	6.4(a)
PCAOB Company Financials	6.4(a)
PCAOB Reviewed Quarterly Company Financials	6.4(a)
Plans of Merger	1.3
Post-Closing Pubco Board	6.15(a)
Proxy Statement	6.11(a)
Pubco	Preamble
Pubco Equity Plan	6.11(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Redemption	3.5(b)
Registration Rights Agreement	7.2(f)(iv)
Registration Statement	6.11(a)
Regulatory Approvals	7.1(d)
Related Person	5.21
Released Claims	9.1
Representative Party	Preamble
Required Company Shareholder Approval	7.1(b)
Required SPAC Shareholder Approval	7.1(a)
Resolution Period	10.6
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Seller Representative	Preamble
Seller Representative Documents	10.18(a)
Shareholder Approval Matters	6.11(a)
Signing Filing	6.13(b)
Signing Press Release	6.13(b)
SPAC	Preamble
SPAC Disclosure Schedules	Article III
SPAC Financials	3.6(d)
SPAC Forward Purchase Units	Recitals
SPAC Forward Purchase Warrants	Recitals
SPAC Material Contract	3.13(a)
SPAC Merger	Recitals
SPAC Merger Sub	Preamble
SPAC Plan of Merger	1.3
SPAC Representative	Preamble
SPAC Representative Documents	10.17(a)
SPAC Shareholder Meeting	6.11(a)
SPAC Surviving Subsidiary	1.1
Specified Courts	10.7
Sponsor Letter Agreement	Recitals
Surviving Subsidiaries	1.2
Termination Fee	8.4
Top Customers	5.23
Top Vendors	5.23
Transaction Financing	6.18
Transactions	Recitals
Transmittal Documents	1.14(b)
Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

CAPITALWORKS EMERGING MARKETS ACQUISITION CORP.

By:	/s/ Roberta Brzezinski
Name: Roberta Brzezinski
Title: Chief Executive Officer

SPAC Representative:

CEMAC SPONSOR LP, solely in the capacity as the SPAC Representative hereunder

By: CEMAC Sponsor GP, its General Partner

By:	/s/ Robert Oudhof
Name: Robert Oudhof
Title: Director

The Company:

LEXASURE FINANCIAL GROUP LIMITED

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Chief Executive Officer

Seller Representative:

Ian Lim Teck Soon, solely in the capacity as the Seller Representative hereunder

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Seller Representative

{Signature Page to Business Combination Agreement}

Pubco:

LEXASURE FINANCIAL HOLDINGS CORP.

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Director

SPAC Merger Sub:

CEMAC MERGER SUB INC.

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Director

Company Merger Sub:

LEXASURE MERGER SUB INC.

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Director

{Signature Page to Business Combination Agreement}